Exhibit 99.1

LM Funding America Announces April 2025 Production and Operational Update

- Bitcoin HODL 148.7 BTC as of April 30, 2025 valued at $14.1 million or $2.75 per share[1]

TAMPA, FL, May 12, 2025 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin mining and technology-based specialty finance company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended April30, 2025.

Metric	Feb 2025	Mar 2025	Apr 2025
- Bitcoin[2]
- Mined, net	7.6	8.7	6.6
- Sold	-	(14.2)	(18.0)
- Purchased	-	-	-
- Service Fee	(0.0)	(0.1)	(0.1)
- Bitcoin HODL	165.8	160.2	148.7
- Machines[2]
- Operational	5,121	5,121	5,121
- Storage	719	496	496
- Total Machines	5,840	5,617	5,617
- Hashrate (EH/s2)
- Oklahoma	0.43	0.43	0.43
- Hosted	0.13	0.13	0.13
- Energized	0.56	0.56	0.56
- Storage	0.07	0.05	0.05
- Total	0.63	0.61	0.61

"Transitioning to a vertically integrated model has proved valuable to our bottom line," said Bruce Rodgers, Chairman and CEO of LM Funding. "In April, we mined 6.6 Bitcoin due to curtailments and disruptions at our hosting site as we began relocating 800 machines to our wholly owned Oklahoma facility. Our Oklahoma site enabled us to generate approximately $120,000 in power sales during the month — an offset to our mining costs that improved our margins and overall efficiency. We also made several strategic decisions, including ordering two 1 MW immersion containers to start our 2 MW expansion at our Oklahoma site. After careful diligence, we believe immersion offers faster deployment timelines, better margins, and improved equipment longevity."

Richard Russell, CFO of LM Funding added, "In parallel with our Oklahoma expansion, we made the decision to sell our recently acquired S21+ miners from Bitmain. This transaction is expected to

Exhibit 99.1

recover our investment and preserve capital for higher-return opportunities. Regarding our 2 MW expansion, we anticipate completing construction and energization by the end of the third quarter, subject to international shipping timelines. We believe these strategic moves will strengthen our operational foundation, protect capital, and position us for long-term success in an evolving market landscape."

The Company estimates that the value of its 148.7Bitcoin holdings on April 30, 2025, was approximately $14.1million or $2.751per share, based on a Bitcoin price of approximately $94,900 as of April 30, 2025, compared to a stock share price of $1.49 as of April 30, 2025.

Upcoming Conferences and Events

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May 15, 2025: LM Funding’s First Quarter 2025 Earnings Call
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Time: 8 AM EST
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Participant Call Links:
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Live Webcast: Link
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Participant Call Registration: Link
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May 20, 2025:Benchmark Virtual Digital Asset Seminar
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May 28, 2025: Orange Group & Blockware Sell-side and Buy-side Conference in Las Vegas, Nevada

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin mining and specialty finance company. The company was founded in 2008 and is based in Tampa, Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Exhibit 99.1

For investor and media inquiries, please contact:

Investor Relations

Orange Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com

[1]Calculated using 5,133,412 shares outstanding as of 12/31/24 from SEC Form 10-K filed March 31, 2025

[2]Unaudited